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                                                                 EXHIBIT 10.2(d)

                           UNIVERSAL FOODS CORPORATION
                            1990 EMPLOYEE STOCK PLAN

              AS AMENDED AND RESTATED EFFECTIVE SEPTEMBER 10, 1998

         (NOTE: ALL REFERENCES TO THE NUMBER OF SHARES OF STOCK SET FORTH IN THIS AMENDED AND RESTATED EMPLOYEE STOCK PLAN HAVE BEEN ADJUSTED TO GIVE EFFECT TO THE COMPANY'S 2-FOR-1 STOCK SPLIT, EFFECTED IN THE FORM OF A 100% STOCK DIVIDEND, PAID TO SHAREHOLDERS OF RECORD ON MAY 6, 1998.)


         SECTION 1.  ESTABLISHMENT, PURPOSE AND EFFECTIVE DATE OF PLAN.

         1.1 Establishment. Universal Foods Corporation, a Wisconsin corporation, hereby establishes the "UNIVERSAL FOODS CORPORATION 1990 EMPLOYEE STOCK PLAN" (the "Plan") for key employees. The Plan permits the grant of Stock Options, Stock Appreciation Rights and Restricted Stock.

         1.2 Purpose. The purpose of the Plan is to advance the interests of the Company, by encouraging and providing for the acquisition of an equity interest in the success of the Company by key employees, and by enabling the Company to attract and retain the services of key employees upon whose judgment, interest and special effort the successful conduct of its operations is largely dependent.

         1.3 Effective Date. The Plan shall become effective January 25, 1990, subject to ratification by the shareholders of the Company.

         SECTION 2.  DEFINITIONS.

         2.1 Definitions. Whenever used herein, the following terms shall have their respective meanings set forth below:

                  (a) "Board" means the Board of Directors of the Company.

                  (b) "Code" means the Internal Revenue Code of 1986, as amended.

                  (c) "Committee" means the Personnel Policy Committee of the Board consisting of three or more members of the Board who are not, and who have not been at any time within one year prior to appointment to the Committee, eligible to receive Stock, Options or Stock Appreciation Rights under the Plan or any similar plan of the Company or its affiliates.



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                  (d) "Company" means Universal Foods Corporation, a Wisconsin corporation.

                  (e) "Fair Market Value" means the closing price of the Stock as reported by the New York Stock Exchange on a particular date.

                  (f) "Option" means the right to purchase Stock at a stated price for a specified period of time. For purposes of the Plan an Option may be either (i) an "incentive stock option" within the meaning of Section 422A of the Code or (ii) a "nonstatutory stock option."

                  (g) "Participant" means any individual designated by the Committee to participate in the Plan.

                  (h) "Period of Restriction" means the period during which the transfer of shares of Restricted Stock is restricted pursuant to
         Section 10 of the Plan.

                  (i) "Restricted Stock" means Stock granted to a Participant pursuant to Section 10 of the Plan.

                  (j) "Stock" means the Common Stock of the Company, par value of $0.10.

                  (k) "Stock Appreciation Right" means the right to receive a cash payment from the Company equal to the excess of the Fair Market Value of a share of Stock at the date of exercise over the Option exercise price fixed by the Committee, which shall not be less than 100% of the Fair Market Value of the Stock on the date of grant.

         2.2 Gender and Number. Except when otherwise indicated by the context, words in the masculine gender when used in the Plan shall include the feminine gender, the singular shall include the plural and the plural shall include the singular.

         SECTION 3.  ELIGIBILITY AND PARTICIPATION.

         3.1 Eligibility and Participation. Participants in the Plan shall be selected by the Committee from among those key employees of the Company and its subsidiaries, including subsidiaries which become such after adoption of the Plan, who are recommended for participation by the Chief Executive Officer and who, in the opinion of the Committee, are in a position to contribute materially to the

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Company's continued growth and development and to its long-term financial success. No member of the Committee shall be eligible to participate in the Plan for a period of one year after having served on the Committee.

         SECTION 4.  ADMINISTRATION.

         4.1 Administration. The Committee shall be responsible for the administration of the Plan. The Committee, by majority action thereof, is authorized to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, to provide for conditions and assurances deemed necessary or advisable to protect the interests of the Company and to make all other determinations necessary or advisable for the administration of the Plan, but only to the extent not contrary to the express provisions of the Plan. Determinations, interpretations or other actions made or taken by the Committee pursuant to the provisions of the Plan shall be final and binding and conclusive for all purposes and upon all persons whomsoever.

         SECTION 5.  STOCK SUBJECT TO PLAN.

         5.1 Number. The total number of shares of Stock subject to issuance under the Plan may not exceed 2,600,000, subject to adjustment upon occurrence of any of the events indicated in Subsection 5.3. Of this total number, up to 800,000 shares of Stock may be granted in Restricted Stock to Participants under the Plan. The shares to be issued under the Plan may consist, in whole or in part, of authorized but unissued Stock or treasury Stock, not reserved for any other purpose.

         5.2 Unused Stock. In the event any shares of Stock that are subject to an Option which, for any reason, expires, is cancelled or is terminated unexercised as to such shares, or any shares of Stock subject to a Restricted Stock grant made under the Plan are reacquired by the Company pursuant to the Plan, such shares again shall become available for issuance under the Plan.

         5.3 Adjustment in Capitalization. In the event of any change in the outstanding shares of Stock that occurs after ratification of the Plan by the shareholders of the Company by reason of a Stock dividend or split, recapitalization, merger, consolidation, combination, spin-off, split-up, exchange of shares or other similar corporate change, the aggregate number of shares of Stock authorized for issuance under the Plan as well as Stock subject to each outstanding Option, and its stated Option price, shall be appropriately adjusted by the Committee, whose determination shall be conclusive; provided, however, that fractional shares shall be rounded to the nearest whole share. In such event, the Committee shall also have discretion to make appropriate adjustments in the

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number of shares authorized for issuance under the Plan as well as shares subject to Restricted Stock grants then outstanding under the Plan pursuant to the terms of such grants or otherwise.

         SECTION 6.  STOCK APPRECIATION RIGHTS SUBJECT TO PLAN.

         6.1 Plan Limitation. The number of Stock Appreciation Rights which may be granted pursuant to the Plan may not exceed 1,200,000.

         6.2 Unexercised Rights. In the event any Stock Appreciation Rights expire, terminate or are cancelled unexercised, such Stock Appreciation Rights again shall become available for issuance under the Plan.

         6.3 Adjustment in Capitalization. In the event of any change in the outstanding shares of Stock that occurs after ratification of the Plan by the shareholders of the Company by reason of a Stock dividend or split, recapitalization, merger, consolidation, combination, spin-off, split-up, exchange of shares or other similar corporate change, the Committee shall make appropriate adjustments in the number of outstanding Stock Appreciation Rights and the related grant values, whose determination shall be conclusive.

         SECTION 7.  DURATION OF PLAN.

         7.1 Duration of Plan. The Plan shall remain in effect, subject to the Board's right to earlier terminate the Plan pursuant to Section 14 hereof, until all Stock subject to it shall have been purchased or acquired pursuant to the provisions hereof. Notwithstanding the foregoing, no Option, Stock Appreciation Right, or Restricted Stock may be granted under the Plan on or after the tenth
(10th) anniversary of the Plan's effective date.

         SECTION 8.  STOCK OPTIONS.

         8.1 Grant of Options. Subject to the provisions of Sections 5 and 7, Options may be granted to Participants at any time and from time to time as shall be determined by the Committee. The Committee shall have complete discretion in determining the number of Options granted to each Participant. The Committee also shall determine whether an Option is to be an incentive stock option within the meaning of Section 422A of the Code or a nonstatutory stock option. Incentive stock options shall be subject to the following limitations:

             (a) The Fair Market Value (determined at the date of grant) of Stock with respect to which incentive stock options are exercisable for

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         the first time by a Participant during any calendar year shall not exceed $100,000.

             (b) No incentive stock option may be granted to any person who owns, directly or indirectly, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company.

Nothing in this Section 8 of the Plan shall be deemed to prevent the grant of nonstatutory stock options in excess of the maximum established by Section 422A of the Code.

         8.2 Option Agreement. Each Option shall be evidenced by an Option Agreement that shall specify the type of Option granted, the Option price, the duration of the Option, the number of shares of Stock to which the Option pertains and such other provisions as the Committee shall determine.

         8.3 Option Price. No Option granted pursuant to the Plan shall have an Option price that is less than the Fair Market Value of the Stock on the date the Option is granted.

         8.4 Duration of Options. Each Option shall expire at such time as the Committee shall determine, provided, however, that no incentive stock option shall be exercisable later than the tenth (10th) anniversary date of its grant.

         8.5 Exercise of Options. Options granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for all Participants. Any Option granted to an elected officer, director or more than 10% shareholder may not be exercised until at least six months following the grant date.

         8.6 Payment. The Option price of any Option shall be payable to the Company in full upon exercise (i) in cash or its equivalent including, in the discretion of the Committee, a promissory note issued to the Company by the Participant, which note shall (v) be secured by the Stock issued; (w) be for a term of not more than ten (10) years; (x) bear interest at a rate of not less than the prime rate (as determined by the Committee) in effect on the date such promissory note is issued; (y) require at least annual payments of principal and interest; and (z) contain such other terms and conditions as the Committee determines; provided, that in the case of the exercise of an incentive stock option which is outstanding as of September 10, 1998, such promissory note shall not be considered the equivalent of cash; (ii) by tendering shares of Stock having a Fair

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Market Value at the time of exercise equal to the total Option price; (iii) by a combination of cash and shares of Stock; or (iv) by electing to have the Company withhold from the shares of Stock otherwise issuable upon exercise of the Option that number of shares of Stock otherwise having a Fair Market Value at the time of exercise plus cash for any fractional share amounts, equal to the total
Option price; provided that any such election by an elected officer, director or more than 10% shareholder of the Company with respect to an incentive stock option outstanding as of September 10, 1998 must be made during the ten-day period beginning on the third business day following the release of the Company's quarterly or annual summary statement of sales and earnings. The proceeds from such a payment shall be added to the general funds of the Company and shall be used for general corporate purposes.

         8.7 Restrictions on Stock Transferability. The Committee shall impose such restrictions on any shares of Stock acquired pursuant to the exercise of an Option under the Plan as it may deem advisable, including, without limitation, restrictions under applicable Federal securities law, under the requirements of any stock exchange upon which such shares of Stock are then listed and under any blue sky or state securities laws applicable to such shares.

         8.8 Nontransferability Of Options. No Option granted under the Plan may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, otherwise than by will or by the laws of descent and distribution. Further, all Options granted to a Participant under the Plan shall be exercisable during his lifetime only by such Participant.

         SECTION 9.  STOCK APPRECIATION RIGHTS.

         9.1 Grant of Stock Appreciation Rights. Subject to the provisions of Sections 6 and 7, Stock Appreciation Rights may be granted to Participants. A Stock Appreciation Right shall relate only to a specific Option granted under the Plan and may relate to all or part of the Option shares covered by the related Option.

         9.2 Exercise of Stock Appreciation Rights. Stock Appreciation Rights shall be exercisable at such time or times, on the conditions and to the extent and in the proportion, that the related Option is exercisable and may be exercised for all or part of the shares of Stock subject to the related Option. Any Stock Appreciation Right granted to an elected officer, director or more than 10% shareholder of the Company may not be exercised until at least six months after the grant date and shall only be exercisable during the ten-day period beginning on the third business day following the release of the Company's quarterly or annual summary statement of sales and earnings.

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         9.3 Effect of Exercise. Upon exercise of any number of Stock
Appreciation Rights, the number of Option shares subject to the related Option shall be reduced accordingly and such Option shares may not again be subjected to an Option under the Plan. The exercise of any number of Options shall result in an equivalent reduction in the number of Option shares covered by the related Stock Appreciation Right and such shares may not again be subject to a Stock Appreciation Right under this Plan; provided, however, that if a Stock Appreciation Right was granted for less than all of the Option shares covered by the related Option, no such reduction shall be made until such time as the number of shares exercised under the related Option exceeds the number of Option shares not covered by the Stock Appreciation Right.

         9.4 Payment of Stock Appreciation Right Amount. Upon exercise of a Stock Appreciation Right, the holder shall be entitled to receive payment in cash of an amount determined by multiplying:

             (a) The difference between the Fair Market Value of a share of Stock at the date of exercise over the price fixed by the Committee at the date of grant by

             (b) The number of shares with respect to which the Stock Appreciation Right is exercised.

In the case of a Stock Appreciation Right which is granted in conjunction with an incentive stock option, the amount determined under (a) above shall be determined by using a price fixed by the Committee at the date of grant which does not exceed the Option price of the related incentive stock option.

         9.5 Limit on Appreciation. The Committee may, in its sole discretion, establish (at the time of grant) a maximum amount per share which will be payable upon exercise of a Stock Appreciation Right.

         9.6 Rule 16b-3 Requirements. Notwithstanding any other provision of the Plan, the Committee may impose such conditions on exercise of a Stock Appreciation Right (including, without limitation, the right of the Committee to limit the time of exercise to specified periods) as may be required to satisfy the requirements of Rule 16b-3 (or any successor rule) under the Securities Exchange Act of 1934.

         SECTION 10.  RESTRICTED STOCK.

         10.1 Grant of Restricted Stock. Subject to the provisions of Sections 5 and 7, the Committee, at any time and from time to time, may grant shares of

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Restricted Stock under the Plan to such Participants and in such amounts as it shall determine. Each grant of Restricted Stock shall be in writing.

         10.2 Transferability. Except as provided in Section 10 hereof, the shares of Restricted Stock granted hereunder may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated for such period of time as shall be determined by the Committee and shall be specified in the Restricted Stock grant, or upon earlier satisfaction of other conditions as specified by the Committee in its sole discretion and set forth in the Restricted Stock grant.

         10.3 Other Restrictions. The Committee shall impose such other restrictions on any shares of Restricted Stock granted pursuant to the Plan as it may deem advisable including, without limitation, restrictions under applicable Federal or state securities laws, and may legend the certificates representing Restricted Stock to give appropriate notice of such restrictions. Any Restricted Stock granted to an elected officer, director or more than 10% shareholder may not be sold for at least six months after the date it is granted.

         10.4 Certificate Legend. In addition to any legends placed on certificates pursuant to Subsection 10.3 hereof, each certificate representing shares of Restricted Stock granted pursuant to the Plan share bear the following legend:

              "The sale or other transfer of the shares of stock represented by this certificate, whether voluntary, involuntary or by operation of law, is subject to certain restrictions on transfer set forth in the Universal Foods Corporation 1990 Employee Stock Plan, rules of administration adopted pursuant to such Plan and a Restricted Stock grant dated ___________, 19___. A copy of the Plan, such rules and such Restricted Stock grant may be obtained from the Secretary of Universal Foods Corporation."

         10.5 Removal of Restrictions. Except as otherwise provided in Section 10 hereof, shares of Restricted Stock covered by each Restricted Stock grant made under the Plan shall become freely transferable by the Participant after the last day of the Period of Restriction. Once the shares are released from the restrictions, the Participant shall be entitled to have the legend required by Subsection 10.4 removed from his Stock certificates.

         10.6 Voting Rights. During the Period of Restriction, Participants holding shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those shares.


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         10.7 Dividends and Other Distributions. During the Period of
Restriction, Participants holding shares of Restricted Stock granted hereunder shall be entitled to receive all dividends and other distributions paid with respect to those shares while they are so held. If any such dividends or distributions are paid in shares of Stock, the shares shall be subject to the same restrictions on transferability as the shares of Restricted Stock with respect to which they were paid.

         10.8 Nontransferability of Restricted Stock. No shares of Restricted Stock granted under the Plan may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, otherwise than by will or by the laws of descent and distribution until the termination of the applicable Period of Restriction. All rights with respect to Restricted Stock granted to a Participant under the Plan shall be exercisable during his lifetime only by such Participant.

         10.9 Election to Sell Shares to the Company. A Participant, or in the case of his death his beneficiary or estate, may elect to sell to the Company up to one-half of the shares of Restricted Stock issued to him pursuant to the Plan and upon which the restrictions set forth in Subsections 10.2 and 10.3 lapsed. To the extent permitted by law, the Company shall purchase all such shares. Each such sale must occur within sixty (60) days after the last day of the Period of Restriction for such shares and shall be for a price equal to the Fair Market Value determined as of the last business day of the Period of Restriction of the shares of Restricted Stock to be sold. Such price shall be payable in cash or by check in one lump sum payment, unless provisions relating to payment for such shares in installments are agreed to by the Company and the Participant (or his beneficiary or estate).

         SECTION 11.  BENEFICIARY DESIGNATION.

         11.1 Beneficiary Designation. Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his death before he receives any or all of such benefit. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee and will be effective only when filed by the Participant in writing with the Committee during his lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant's death shall be paid to his estate.

         SECTION 12.  RIGHTS OF EMPLOYEES.

         12.1 Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant's employment at any

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time nor confer upon any Participant any right to continue in the employ of the
Company.

         12.2 Participation. No employee shall have a right to be selected as a Participant or, having been so selected, to be selected again as a Participant.

         SECTION 13.  CHANGE OF CONTROL.

         13.1 A "Change of Control" of the Company means:

              (a) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (4) any acquisition pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Section; or

              (b) individuals who, as of September 10, 1998, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to September 10, 1998 whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or


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              (c) consummation by the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another entity (a "Business Combination"), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such business combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or of such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or the action of the Board, providing for such Business Combination; or

              (d) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

         13.2 Treatment of Options and Stock Appreciation Rights. In the event of a Change of Control of the Company, all Options and Stock Appreciation Rights outstanding as of the date of such Change of Control, and which are not then exercisable and vested, shall become fully exercisable and vested immediately prior to such Change of Control.


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         13.3 Treatment of Restricted Stock. In the event of a Change of Control of the Company, the restrictions applicable to any shares of Restricted Stock shall lapse and such shares shall become immediately vested and shall be freely transferable by the Participant, subject to any applicable Federal or state securities laws.

         13.4 Certain Agreement Provisions Void. In the event of a Change of Control of the Company, any Forfeiture Provision (as hereinafter defined) contained in any Grant Agreement (as hereinafter defined) shall be null and void and of no further force and effect. For purposes of this Section 13.4:

              (a) "Grant Agreement" means an agreement between the Company and a Participant concerning the grant of nonstatutory stock options or Restricted Stock (but not incentive stock options) entered into prior to September 10, 1998.

              (b) "Forfeiture Provision" means a provision in a Grant Agreement which provides for the forfeiture of vested or unvested stock options or Restricted Stock, as the case may be, or the repayment to the Company of the "Option Spread" or "Restricted Stock Value" (as such terms are defined or used in the Grant Agreement), as the case may be, upon the occurrence, during or for a specified period after the termination of the Participant's employment with the Company or any subsidiary, of one or more of: (i) the Participant engaging in acts competitive with the Company or any subsidiary; (ii) the Participant soliciting the employees or customers of the Company or any subsidiary in a manner which is competitive with the Company or any subsidiary or disruptive to the business of the Company or any subsidiary; (iii) the Participant disclosing Information (as such term is defined in or used in such Grant Agreement) obtained during the course of the Participant's employment with the Company or any subsidiary; (iv) any actions of similar nature to the foregoing which are defined in such Grant Agreement as "Restricted Activities" or "Prohibited Activities"; or (v) the violation by the Participant of any written agreement between the Company and the Participant prohibiting all or any of the activities described in (i) through (iv), above.

         SECTION 14.  AMENDMENT, MODIFICATION AND TERMINATION OF PLAN.

         14.1 Amendment, Modification and Termination of Plan. The Board may at any time terminate, and from time to time may amend or modify the Plan,

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provided, however, that no such action of the Board, without approval of the shareholders, may:

              (a) Increase the total amount of Stock which may be issued under the Plan, except as provided in Subsections 5.1 and 5.3 of the Plan.

              (b) Materially modify the eligibility requirements as provided in
         Section 3.

              (c) Materially increase the benefits accruing to Participants under the Plan.

         SECTION 15.  TAX WITHHOLDING.

         15.1 Tax Withholding. Whenever shares of Stock are to be issued under the Plan, the Company shall have the power to withhold from any cash otherwise payable to the Participant or to require the recipient of the Stock to remit to the Company an amount sufficient to satisfy Federal, state and local withholding tax requirements. With the consent of the Committee, a Participant who is an appointed officer of the Company may remit cash, already owned Company stock or request the Company to satisfy withholding requirements from the exercised Option stock or Restricted Stock.

         SECTION 16.  INDEMNIFICATION.

         16.1 Indemnification. Each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit or proceeding to which he may be a party or in which he may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him in settlement thereof, with the Company's approval, or paid by him in satisfaction of any judgment in any such action, suit or proceeding against him, provided he shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Articles of Incorporation or bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.


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         SECTION 17.  REQUIREMENTS OF LAW.

         17.1 Requirements of Law. The granting of Options, Stock Appreciation Rights or Restricted Stock and the issuance of shares of Stock upon the exercise of an option shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

         17.2 Governing Law. The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Wisconsin.
























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